Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Fortissimo Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 4 to the Registration Statement on Form S-1 of our report dated May 30, 2006 on the financial statements of Fortissimo Acquisition Corp. as of March 31, 2006 and December 31, 2005 and for the periods from January 1, 2006 to March 31, 2006, December 27, 2005 (inception) to December 31, 2005, and the cumulative period from December 27, 2005 (inception) to March 31, 2006 which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York
June 30, 2006